Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	February 5, 2015
CONTACT:	Thomas D. Cestare
Executive Vice President and Chief Financial Officer
PHONE:	(215) 864-6009

BENEFICIAL BANCORP, INC. ANNOUNCES QUARTER AND YEAR ENDED DECEMBER 31, 2014 RESULTS

PHILADELPHIA, PENNSYLVANIA, February 5, 2015 — Beneficial Bancorp, Inc. (“Beneficial”) (NASDAQ GS: BNCL), the parent company of Beneficial Bank (the “Bank”), today announced net income of $4.5 million and $18.0 million, or $0.06 and $0.24 per diluted share, for the quarter and year ended December 31, 2014, respectively, compared to $3.0 million and $12.6 million, or $0.04 and $0.17 per diluted share, for the quarter and year ended December 31, 2013, respectively.  The increase in net income for the quarter and year ended December 31, 2014 compared to the same period a year ago was primarily due to improving asset quality which resulted in lower provisions for loan losses and lower classified loan and REO expense.

As previously announced on January 12, 2015, Beneficial completed its stock offering conducted in connection with the second step conversion. In connection with the conversion, 50,383,817 shares of common stock were sold in subscription and community offerings at a price of $10.00 per share, for gross proceeds of $503.8 million.

Highlights for the quarter and year ended December 31, 2014 are as follows:

•                                          For the year, our loan portfolio increased $79.9 million, or 3.4%, due to growth in our commercial loan portfolio.

•                                          Stabilized our net interest margin, which was 2.79% for the fourth quarter of 2014 compared to 2.78% for the fourth quarter of 2013 and 2.82% for all of 2014 compared to 2.81% for 2013.

•                                          Sold $23.6 million of non-performing commercial loans for the year ended December 31, 2014, which resulted in a $1.7 million net charge-off and a $1.6 million gain.

•                                          Net charge-offs decreased $1.6 million, or 60.9%, and $9.8 million, or 65.4%, to $1.1 million and $5.2 million during the quarter and year ended December 31, 2014, respectively, compared to $2.7 million of net charge-offs and $15.0 million of net charge-offs for the quarter and year ended December 31, 2013, respectively.  Our ratio of non-performing loans to total assets, excluding government guaranteed student loans, improved to 0.34% at December 31, 2014, compared to 1.26% at December 31, 2013.

•                                          Our allowance for loan losses totaled $50.7 million, or 2.09% of total loans, compared to $55.6 million, or 2.38% of total loans, at December 31, 2013.

•                                          Cash and cash equivalents increased $178.3 million to $534.0 million at December 31, 2014 from $355.7 million at December 31, 2013.  The increase in cash and cash equivalents was primarily driven by $463.0 million of subscription funds received at December 31, 2014 in connection with the second step conversion offering, offset by a planned $241.6 million run-off of municipal deposits and higher-cost time deposits. Cash balances will remain high until the offering proceeds are deployed.

•                                          Deposits increased $219.7 million, or 6.0%, to $3.88 billion at December 31, 2014 from $3.66 billion at December 31, 2013.  Subscription funds of $463.0 million were deposited into an interest-bearing deposit account at December 31, 2014. The net proceeds of the offering will be reclassified into stockholders’ equity in the first quarter of 2015.

•                                          Capital levels remained strong with tangible capital to tangible assets totaling 10.44% at December 31, 2014 compared to 10.89% at December 31, 2013. Capital ratios declined at December 31, 2014 due to the receipt of subscription funds that had not yet been deployed.

Gerard Cuddy, Beneficial’s President and CEO, stated, “We are pleased with the progress we made during 2014 to improve our earnings performance.  During 2014, we made great strides in improving our asset quality metrics and continued to make progress towards our strategic goals, including growth in our loan portfolio, prudent capital management and controlled expenses, which resulted in increased profitability for the year.  We were excited to have completed our second step offering in January 2015 and we believe that the equity raised through the offering will help us to achieve our strategic growth goals in the future. We remain committed to our customers by delivering an education-based experience through The Beneficial Conversation and have made it our mission to always help our customers do the right thing financially.”

Balance Sheet

Total assets increased $168.1 million, or 3.7%, to $4.75 billion at December 31, 2014 from $4.58 billion at December 31, 2013.  The increase in total assets was primarily driven by an increase in cash and cash equivalents.  Cash and cash equivalents increased $178.3 million to $534.0 million at December 31, 2014 from $355.7 million at December 31, 2013.  The increase in cash and cash equivalents was primarily driven by $463.0 million of subscription funds received in connection with the second step stock offering included in interest bearing deposits as of December 31, 2014, partially offset by a planned $241.6 million run-off of municipal deposits and higher-cost time deposits.

Investments decreased $86.0 million, or 5.4%, to $1.49 billion at December 31, 2014 from $1.58 billion at December 31, 2013.  The decrease in investments during the year ended December 31, 2014 was primarily driven by investment prepayments, which helped fund the municipal and time deposit run-off and the growth in our loan portfolio.  We continue to focus on maintaining a high quality investment portfolio that provides a steady stream of cash flows both in the current and in rising interest rate environments.   We are also focused on improving our balance sheet mix by reducing the percentage of our assets in cash and investments and growing our loan portfolio.

Loans increased $79.9 million, or 3.4%, to $2.42 billion at December 31, 2014 from $2.34 billion at December 31, 2013. We experienced a $120.1 million, or 12.0%, increase in our commercial loan portfolio due to strong commercial real estate growth partially offset by decreases in our residential and consumer loan portfolios.  Commercial loans include shared national credits, which increased to $186.7 million at December 31, 2014 compared to $44.7 million at December 31, 2013. Increases in intermediate and long-term interest rates throughout most of 2014 impacted the housing market and contributed to lower mortgage loan originations, which resulted in a $15.9 million, or 2.3%, decrease in our residential loan portfolio for 2014. Our consumer loan categories continue to be impacted by weak demand and decreased $24.3 million, or 3.7%, during 2014.

Deposits increased $219.7 million, or 6.0%, to $3.88 billion at December 31, 2014 from $3.66 billion at December 31, 2013.   Excluding the previously discussed $463.0 million of subscription funds received in connection with the second step offering at December 31, 2014, deposits decreased $243.3 million, or 6.6%, during the year ended December 31, 2014.  The decrease in deposits was primarily the result of a $203.6 million decrease in municipal deposits and a $38.0 million decrease in time deposits, which was consistent with the planned run-off associated with our re-pricing of higher-cost, non-relationship-based accounts.

At December 31, 2014, stockholders’ equity decreased $4.2 million to $610.9 million, or 12.9% of total assets, compared to $615.1 million, or 13.4% of total assets, at December 31, 2013. This decrease was due to the repurchase of 2,198,834 shares of common stock during the year and a decrease in other comprehensive income, partially offset by an increase in retained earnings during the year.

Net Interest Income

For the quarter ended December 31, 2014, net interest income was $29.2 million, a decrease of $906 thousand, or 3.0%, from the quarter ended December 31, 2013. The decrease in net interest income was primarily the result of a decline in the average balance of investments and a reduction in the average interest rate earned on loans, partially offset by reductions of 8 basis points in the average cost of liabilities and $217.8 million in the average balance of municipal deposits. Net interest margin remained relatively consistent at 2.79% for the quarter ended December 31, 2014 as compared to 2.78% for the same period in 2013. We expect that the continued low interest rate environment will put pressure on net interest margin in future periods but are focused on growing our loan portfolio and improving our balance sheet mix to help stabilize our net interest margin.

For the year ended December 31, 2014, Beneficial reported net interest income of $117.4 million, a decrease of $6.3 million, or 5.1%, from the year ended December 31, 2013. The decrease was primarily the result of a decline in the average balance of investments and loans, coupled with a reduction in the average interest rate earned on loans, partially offset by a reduction in the average cost of liabilities and a $214.3 million decrease in the average balance of municipal deposits. Our net interest margin remained relatively consistent at 2.82% for the year ended December 31, 2014 compared to 2.81% for the same period in 2013.

Non-interest Income

For the quarter ended December 31, 2014, non-interest income totaled $5.6 million, an increase of $362 thousand, or 6.9%, from the quarter ended December 31, 2013.  The increase was primarily due to a $552 thousand decrease in the net loss on sale of investment securities, partially offset by a $135 thousand decrease in service charges and other income.  During the quarter ended December 31, 2013, we recorded a net loss on sale of investment securities as a result of the loss on the sale of our pooled trust preferred securities due to the uncertainty regarding banking institutions being allowed to hold pooled trust preferred securities under the Volcker Rule.

For the year ended December 31, 2014, non-interest income totaled $24.8 million, a decrease of $342 thousand, or 1.4%, from the year ended December 31, 2013.  The decrease was primarily due to a $756 thousand decrease in the net gain on sale of investment securities, an $860 thousand decrease in returned check charges and a $434 thousand decrease in mortgage banking income, partially offset by a $1.6 million gain on the sale of non-performing commercial loans recorded during the year ended December 31, 2014.

Non-interest Expense

For the quarter ended December 31, 2014, non-interest expense totaled $28.8 million, a decrease of $1.2 million, or 3.9% from the quarter ended December 31, 2013.  The decrease in non-interest expense was primarily due to a $1.3 million decrease in classified loan and other real estate owned expenses and a $1.3 million decrease in marketing expense, partially offset by a $977 thousand increase in salaries and employee benefits due to annual merit increases and increased health benefit costs and a $904 thousand loss recorded during the fourth quarter of 2014 in connection with the closure of two branch locations.  The decrease in classified loan and other real estate owned expenses is consistent with the reduction in the balance of non-performing assets and the improvement in our asset quality metrics.

For the year ended December 31, 2014, non-interest expense totaled $118.3 million, a decrease of $2.4 million, or 2.0%, from the year ended December 31, 2013.  The decrease in non-interest expense was primarily driven by a $4.5 million decrease in classified loan and other real estate owned expenses, a $2.4 million decrease in marketing expense, and a $1.1 million decrease in professional fees. These decreases to non-interest expense were partially offset by a $3.1 million increase in salaries and employee benefits, a $564 thousand increase in occupancy costs, which were driven by snow removal expenses and one-time headquarter moving costs, a $473 thousand increase in relocation costs associated with the headquarters move in the first quarter of 2014, and a $294 thousand increase in correspondent bank charges, as well as the previously discussed $904 thousand loss recorded in connection with the closure of two branch locations.

Income Taxes

For the quarter ended December 31, 2014, we recorded a provision for income taxes of $1.7 million, reflecting an effective tax rate of 27.2% compared to a provision for income taxes of $1.1 million, reflecting an effective tax rate of 26.4% for the quarter ended December 31, 2013. For the year ended December 31, 2014, we recorded a provision for income taxes of $5.7 million, reflecting an effective tax rate of 24.1% compared to a provision for income taxes of $2.6 million, reflecting an effective tax rate of 17.1% for the year ended December 31, 2013. The increase in income tax expense and the effective tax rate was due to higher profitability levels for the year ended December 31, 2014 as compared to the year ended December 31, 2013. The effective tax rates differ from the statutory rate of 35% principally because of tax-exempt investments, non-taxable income related to bank-owned life insurance and tax credits received on affordable housing partnerships. These tax credits relate to investments maintained by the Bank as a limited partner in partnerships that sponsor affordable housing projects utilizing low-income housing credits pursuant to Section 42 of the Internal Revenue Code.

Asset Quality

Asset quality metrics continued to improve as non-performing loans, excluding government guaranteed student loans, decreased to $14.6 million at December 31, 2014, compared to $51.8 million at December 31, 2013.  The $37.2 million, or 71.8%, decrease in non-performing loans, excluding government student loans, was a function of our continued work out of non-performing assets as well as $23.6 million of non-performing commercial loan sales during 2014, which resulted in an aggregate net charge-off of $1.7 million and a $1.6 million gain on sale of non-performing loans held for sale.

As a result of the improvement in our asset quality metrics and the net charge-offs during 2014, we recorded no provision for loan losses for the quarter ended December 31, 2014 compared to recording a $1.5 million provision for loan losses for the quarter ended December 31, 2013.  For the year ended December 31, 2014, our provision was $200 thousand compared to $13.0 million for the year ended December 31, 2013.  Net charge-offs during the quarter ended December 31, 2014 were $1.1 million compared to net charge-offs of $2.7 million during the quarter ended December 31, 2013.  For the year ended December 31, 2014, our net charge-offs were $5.2 million, or 0.21% of total loans, compared to $15.0 million, or 0.64% of total loans, for the year ended December 31, 2013.

At December 31, 2014, the Bank’s allowance for loan losses totaled $50.7 million, or 2.09% of total loans, compared to $55.6 million, or 2.38% of total loans, at December 31, 2013.

Capital

The Bank’s capital position remains strong relative to current regulatory requirements. The Bank continues to have substantial liquidity as the inflows of deposits and prepayments have largely been retained in cash or invested in high quality government-backed securities.  In addition, at December 31, 2014, we had the ability to borrow up to $1.2 billion combined from the Federal Home Loan Bank of Pittsburgh and the Federal Reserve Bank of Philadelphia. Our capital ratios are considered to be well capitalized and are as follows:

				Minimum Well	Excess Capital
	12/31/2014	9/30/2014	12/31/2013	Capitalized Ratio	12/31/2014

Tangible Capital	10.44%	11.42%	10.89%
Tier 1 Capital (to average assets)	11.05%	11.24%	10.15%	5%	$263,261
Tier 1 Capital (to risk weighted assets)	21.17%	21.40%	20.57%	6%	$344,533
Total Capital (to risk weighted assets)	22.43%	22.66%	21.83%	10%	$282,356

Maintaining strong capital levels remains one of our top priorities.  Our capital levels are in excess of well capitalized levels under the current regulatory requirements as well as the proposed capital rules under Basel III.

About Beneficial Bancorp, Inc.

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 58 offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through the Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

Forward Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of Beneficial’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in Beneficial’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Beneficial assumes no obligation to update any forward-looking statements.

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except share amounts)

	December 31,	September 30,	December 31,
	2014	2014	2013
ASSETS:
Cash and Cash Equivalents:
Cash and due from banks	$40,684	$46,986	$41,801
Interest-bearing deposits	493,331	185,440	313,882
Total cash and cash equivalents	534,015	232,426	355,683

Investment Securities:
Available-for-sale	757,834	798,599	1,034,180
Held-to-maturity	727,755	623,139	528,829
Federal Home Loan Bank stock, at cost	8,830	15,606	17,417
Total investment securities	1,494,419	1,437,344	1,580,426

Loans:	2,421,745	2,388,797	2,341,807
Allowance for loan losses	(50,654)	(51,714)	(55,649)
Net loans	2,371,091	2,337,083	2,286,158

Accrued Interest Receivable	13,383	13,610	13,999

Bank Premises and Equipment, net	78,957	78,990	71,753

Other Assets:
Goodwill	121,973	121,973	121,973
Bank owned life insurance	42,723	42,386	41,414
Other intangibles	6,136	6,605	8,007
Other assets	88,825	89,475	104,000
Total other assets	259,657	260,439	275,394
Total Assets	$4,751,522	$4,359,892	$4,583,413

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$369,683	$358,439	$291,109
Interest bearing deposits	3,510,026	3,084,735	3,368,907
Total deposits	3,879,709	3,443,174	3,660,016
Borrowed funds	190,388	250,383	250,370
Other liabilities	70,531	54,685	57,881
Total liabilities	4,140,628	3,748,242	3,968,267
Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock - $.01 par value	—	—	—
Common Stock — $.01 par value	826	825	823
Additional paid-in capital	362,685	361,816	356,963
Unearned common stock held by employee stock ownership plan	(14,306)	(14,755)	(16,102)
Retained earnings	360,058	355,596	342,025
Accumulated other comprehensive loss, net	(22,663)	(16,126)	(21,354)
Treasury stock, at cost	(75,706)	(75,706)	(47,209)
Total stockholders’ equity	610,894	611,650	615,146
Total Liabilities and Stockholders’ Equity	$4,751,522	$4,359,892	$4,583,413

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2014	2014	2013	2014	2013
INTEREST INCOME:
Interest and fees on loans	$26,640	$27,133	$27,432	$106,432	$114,514
Interest on overnight investments	202	131	235	712	821
Interest and dividends on investment securities:
Taxable	7,081	7,098	8,065	29,710	31,255
Tax-exempt	526	604	676	2,451	2,786
Total interest income	34,449	34,966	36,408	139,305	149,376

INTEREST EXPENSE:
Interest on deposits:
Interest bearing checking accounts	510	408	725	1,783	2,948
Money market and savings deposits	1,344	1,354	1,683	5,376	6,653
Time deposits	1,888	1,942	2,010	7,819	8,242
Total	3,742	3,704	4,418	14,978	17,843
Interest on borrowed funds	1,461	1,831	1,838	6,903	7,797
Total interest expense	5,203	5,535	6,256	21,881	25,640
Net interest income	29,246	29,431	30,152	117,424	123,736
Provision for loan losses	—	(1,550)	1,500	200	13,000
Net interest income after provision for loan losses	29,246	30,981	28,652	117,224	110,736

NON-INTEREST INCOME:
Insurance and advisory commission and fee income	1,552	1,761	1,607	7,004	7,170
Service charges and other income	3,957	3,330	4,092	14,992	15,561
Mortgage banking income	133	211	133	583	1,017
Net gain on sale of non-performing commercial loans HFS	—	1,583	—	1,583	—
Net (loss)/gain on sale of investment securities	(4)	328	(556)	621	1,377
Total non-interest income	5,638	7,213	5,276	24,783	25,125

NON-INTEREST EXPENSE:
Salaries and employee benefits	15,162	15,271	14,185	60,226	57,154
Occupancy expense	2,069	2,267	2,406	10,390	9,826
Depreciation, amortization and maintenance	2,155	2,202	2,180	8,951	9,026
Marketing expense	454	727	1,737	2,802	5,234
Intangible amortization expense	469	468	469	1,870	1,872
FDIC insurance	538	723	803	2,850	3,589
Merger and restructuring charges	—	—	(30)	—	(189)
Professional fees	574	1,009	536	3,972	5,058
Classified loan and other real estate owned related expense	547	398	1,851	1,915	6,384
Other	6,790	5,983	5,773	25,275	22,734
Total non-interest expense	28,758	29,048	29,910	118,251	120,688

Income before income taxes	6,126	9,146	4,018	23,756	15,173
Income tax expense	1,664	2,622	1,060	5,723	2,595

NET INCOME	$4,462	$6,524	$2,958	$18,033	$12,578

EARNINGS PER SHARE — Basic	$0.06	$0.09	$0.04	$0.25	$0.17
EARNINGS PER SHARE — Diluted	$0.06	$0.09	$0.04	$0.24	$0.17

Average common shares outstanding — Basic	72,837,911	72,871,533	75,059,646	73,372,117	75,841,392
Average common shares outstanding — Diluted	73,465,272	73,508,928	75,359,197	73,988,528	76,085,398

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Selected Consolidated Financial and Other Data (Unaudited)

(Dollars in thousands)

	For the Three Months Ended				For the Year Ended
	December 31, 2014		December 31, 2013		December 31, 2014		December 31, 2013
	Average	Yield /	Average	Yield /	Average	Yield /	Average	Yield /
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate

Investment Securities:	$1,752,525	1.78%	$1,988,859	1.80%	$1,781,372	1.84%	$2,009,845	1.73%
Overnight investments	316,250	0.25%	369,712	0.25%	281,749	0.25%	325,443	0.25%
Stock	10,318	4.01%	17,417	2.06%	14,794	4.23%	17,774	1.17%
Other Investment securities	1,425,957	2.10%	1,601,730	2.16%	1,484,829	2.12%	1,666,628	2.03%

Loans:	2,407,457	4.38%	2,333,015	4.66%	2,355,660	4.50%	2,381,870	4.79%
Residential	632,067	4.69%	684,793	4.51%	672,288	4.44%	680,593	4.60%
Commercial Real Estate	666,791	4.34%	573,562	4.92%	598,581	4.81%	600,856	5.02%
Business and Small Business	471,704	4.22%	411,458	4.97%	443,247	4.39%	418,202	5.21%
Personal Loans	636,895	4.25%	663,202	4.40%	641,544	4.33%	682,219	4.51%

Total Interest Earning Assets	$4,159,982	3.29%	$4,321,874	3.35%	$4,137,032	3.35%	$4,391,715	3.39%

Deposits:	$3,270,383	0.45%	$3,433,823	0.51%	$3,209,446	0.47%	$3,473,127	0.51%
Savings	1,131,239	0.35%	1,129,787	0.44%	1,138,342	0.35%	1,096,502	0.44%
Money Market	427,445	0.32%	457,259	0.38%	438,588	0.32%	474,500	0.39%
Demand	804,516	0.22%	675,426	0.24%	662,712	0.22%	668,165	0.25%
Demand - Municipals	216,814	0.12%	434,633	0.28%	261,333	0.12%	475,605	0.27%
Total Core Deposits	2,580,014	0.28%	2,697,105	0.35%	2,500,975	0.29%	2,714,772	0.35%

Time Deposits	690,369	1.09%	736,718	1.08%	708,471	1.10%	758,355	1.09%

Borrowings	211,255	2.74%	250,368	2.91%	240,549	2.87%	264,586	2.95%

Total Interest Bearing Liabilities	$3,481,638	0.59%	$3,684,191	0.67%	$3,449,995	0.63%	$3,737,713	0.69%

Non-interest bearing deposits	358,793		299,419		366,957		305,815

Net interest margin		2.79%		2.78%		2.82%		2.81%

ASSET QUALITY INDICATORS

	December 31,	September 30,	December 31,
(Dollars in thousands)	2014	2014	2013

Non-performing assets:
Non-accruing loans	$14,615	$14,429	$51,765
Accruing loans past due 90 days or more	25,296	20,920	24,410
Total non-performing loans	39,911	35,349	76,175

Real estate owned	1,578	2,161	5,861

Total non-performing assets	$41,489	$37,510	$82,036

Non-performing loans to total loans	1.65%	1.48%	3.25%
Non-performing assets to total assets	0.87%	0.86%	1.79%
Non-performing assets less accruing government guaranteed student loans past due 90 days or more to total assets	0.34%	0.38%	1.26%
ALLL to total loans	2.09%	2.16%	2.38%
ALLL to non-performing loans	126.92%	146.30%	73.05%
ALLL to non-performing loans, excluding government guaranteed student loans	346.59%	358.40%	107.50%

Impaired loan charge-offs as a percentage of the unpaid principal balances at December 31, 2014 are as follows:

IMPAIRED LOANS:

At December 31, 2014 (Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Life-to-Date Charge offs	% of Unpaid Principal Balance
Impaired loans by category:
Commercial real estate	$1,721	$2,337	$(616)	26.36%
Commercial business	3,255	4,691	(1,436)	30.61%
Commercial construction	1,362	1,362	—	0.00%
Residential real estate	8,656	9,202	(546)	5.93%
Residential construction	268	476	(208)	43.70%
Consumer	2,019	2,046	(27)	1.32%
Total impaired loans	$17,281	$20,114	$(2,833)	14.08%

The impaired loans table above included $2.7 million of accruing TDRs that were modified during 2014 and are performing in accordance with their modified terms.

Key performance ratios (annualized) are as follows for the quarter and year ended (unaudited):

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
	2014	2014	2013	2014	2013
PERFORMANCE RATIOS:
(annualized)
Return on average assets	0.39%	0.58%	0.25%	0.40%	0.26%
Return on average equity	2.83%	4.22%	1.86%	2.94%	2.01%
Net interest margin	2.79%	2.89%	2.78%	2.82%	2.81%
Efficiency ratio	82.44%	79.27%	84.42%	83.15%	81.07%
Tangible common equity	10.44%	11.42%	10.89%	10.44%	10.89%